Exhibit 99.1

Contact:

Brent Turner

President

(615) 861-6000

Acadia Healthcare Announces Proposed Offering of 9,576,624 Shares of Common Stock

FRANKLIN, Tenn. – December 4, 2012 – Acadia Healthcare Company, Inc. (NASDAQ: ACHC) (“Acadia” or the “Company”) today announced an offering of 9,576,624 shares of its common stock. The Company will be offering 6,000,000 shares of common stock and selling stockholders will be offering 3,576,624 shares of common stock. In addition, the Company intends to grant the underwriters a 30-day option to purchase up to an additional 900,000 shares of common stock, and the selling stockholders, collectively, intend to grant the underwriters a 30-day option to purchase up to an additional 536,495 shares of common stock, all at the public offering price less the underwriting discount.

Acadia intends to use the proceeds from this offering principally to fund its acquisition strategy, particularly the planned acquisitions of Behavioral Centers of America, LLC and AmiCare Behavioral Centers, LLC, and otherwise for general corporate purposes, which may include the repayment of debt under its senior secured credit facility. Acadia will not receive any proceeds from the sale of shares by the selling stockholders.

BofA Merrill Lynch, Citigroup and Jefferies & Company, Inc. are acting as joint book-running managers for the offering, and Raymond James & Associates, Inc., RBC Capital Markets, LLC and Avondale Partners, LLC are acting as co-managers. The offering will be made only by means of a written prospectus, copies of which may be obtained by contacting: BofA Merrill Lynch, 222 Broadway, New York, New York 10038, Attn: Prospectus Department or email: dg.prospectus_requests@baml.com; Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (tel: 800-831-9146) or email: BATProspectusdept@citi.com; or from Jefferies & Company, Inc., 520 Madison Ave., 12th Floor, New York, NY 10022, Attn: Equity Syndicate Prospectus Department or telephone (877) 547-6340 or email Prospectus_Department@Jefferies.com.

The shares of common stock are being sold pursuant to the Company’s existing effective shelf registration statement on file with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This news release contains forward-looking statements. Generally words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue,” and

“believe” or the negative of or other variation on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this news release. The Company does not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are based on current expectations and involve risks and uncertainties and Acadia’s future results could differ significantly from those expressed or implied by the forward-looking statements.

About Acadia

Acadia is a provider of inpatient behavioral health care services. Acadia operates a network of 34 behavioral health facilities with approximately 2,500 licensed beds in 20 states. Acadia provides psychiatric and chemical dependency services to its patients in a variety of settings, including inpatient psychiatric hospitals, residential treatment centers, outpatient clinics and therapeutic school-based programs.